H&Q HEALTHCARE INVESTORS

Amendment to Declaration of Trust

Notice of Change of Trustee

WHEREAS, at a meeting of the shareholders of H&Q Healthcare Investors (“The Fund”), the shareholders of the Fund elected Lucinda H. Stebbins as Trustee to the Fund, effective upon her written acceptance and agreement to be bound by the terms of the Declaration of Trust of the Fund, dated and filed with the Secretary of State of the Commonwealth of Massachusetts on October 31, 1986, as amended;

NOW, THEREFORE, as a result of the foregoing Trustee’s election, the eight Trustees of H&Q Life Sciences Investors are:

Lawrence S. Lewin	30 Rowes Wharf, 4th Floor Boston, MA 02110

Robert P. Mack, M.D.	30 Rowes Wharf, 4th Floor Boston, MA 02110

Eric Oddliefson	30 Rowes Wharf, 4th Floor Boston, MA 02110

Daniel R. Omstead	30 Rowes Wharf, 4th Floor Boston, MA 02110

Oleg M. Pohotsky	30 Rowes Wharf, 4th Floor Boston, MA 02110

Uwe F. Reinhardt, Ph.D.	30 Rowes Wharf, 4th Floor Boston, MA 02110

Lucinda H. Stebbins	30 Rowes Wharf, 4th Floor Boston, MA 02110

Henri A. Termeer	30 Rowes Wharf, 4th Floor Boston, MA 02110

Designation of Registered Agent

The Fund hereby appoints Daniel R. Omstead, 30 Rowes Wharf, 4th Floor, Boston, MA 02110, as resident agent of the Fund in the Commonwealth of Massachusetts upon whom may be served any notice, process or pleading in any action proceeding against the Fund or Trustees as such;

IN WITNESS WHEREOF, this Notice has been subscribed this 20th day of September, 2006, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Kathleen M. Eckert
Kathleen M. Eckert, Secretary